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                     October 12, 2022

       J. Russell Porter
       Chief Executive Officer
       CENAQ Energy Corp.
       4550 Post Oak Place Drive, Suite 300
       Houston, Texas 77027

                                                        Re: CENAQ Energy Corp.
                                                            Revised Preliminary
Proxy Statement on Schedule 14A
                                                            Filed September 29,
2022
                                                            File No. 001-40743

       Dear J. Russell Porter:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Andrew Schulte, Esq.